UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Thermo Fisher Scientific Inc.
(Exact name of registrant as specified in its charter)

Delaware	04-2209186
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

168 Third Avenue Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Thermo Fisher Scientific (Finance I) B.V.
(Exact name of registrant as specified in its charter)

The Netherlands	98-1315372
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

De Posthoornstraat 7 5048 AS Tilburg The Netherlands
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Floating Rate Senior Notes due 2027	New York Stock Exchange LLC
3.628% Senior Notes due 2035	New York Stock Exchange LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable): 333-285159

Securities to be registered pursuant to Section 12(g) of the Act:  None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Thermo Fisher Scientific Inc. (“Thermo Fisher”) and Thermo Fisher Scientific (Finance I) B.V. (“Thermo Fisher International” and together with Thermo Fisher, the “Registrants”) have filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), a prospectus supplement, dated November 24, 2025 (the “Prospectus Supplement”), and the accompanying prospectus, dated February 24, 2025 (the “Base Prospectus”).  The Prospectus Supplement relates to the offering of €1,000,000,000 aggregate principal amount of Floating Rate Senior Notes due 2027 and €1,100,000,000 aggregate principal amount of 3.628% Senior Notes due 2035 (collectively, the “Notes”) to be issued by Thermo Fisher International. The Notes will be fully and unconditionally guaranteed by Thermo Fisher.

Item 1.	Description of Registrant’s Securities to be Registered.

The descriptions under the heading “Description of the Notes” in the Prospectus Supplement and “Description of Thermo Fisher International Debt Securities” in the Base Prospectus are incorporated by reference herein.  Copies of such descriptions will be filed with The New York Stock Exchange.

Item 2.	Exhibits.

Exhibit No.	Description
4.1
Indenture, dated as of August 9, 2016, by and among Thermo Fisher International, as issuer, Thermo Fisher, as guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 of Thermo Fisher’s Current Report on Form 8-K filed with the Commission on August 9, 2016).

4.2
Fifth Supplemental Indenture, dated as of December 1, 2025, among Thermo Fisher International, as issuer, Thermo Fisher, as guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.2 of Thermo Fisher’s Current Report on Form 8-K filed with the Commission on December 1, 2025).

4.3	Form of Floating Rate Senior Notes due 2027 (included in Exhibit 4.2).
4.4	Form of 3.628% Senior Notes due 2035 (included in Exhibit 4.2).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934 the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

THERMO FISHER SCIENTIFIC INC.

Date: December 1, 2025	By:	/s/ Thomas B. Shropshire
Name: Thomas B. Shropshire
Title: Senior Vice President and General Counsel

THERMO FISHER SCIENTIFIC (FINANCE I) B.V.

Date: December 1, 2025	By:	/s/ Anthony H. Smith
Name: Anthony H. Smith
Title: Managing Director